EXHIBIT 11

                    INTERNATIONAL ASSETS HOLDING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

              For the Three Months Ended December 31, 2000 and 1999

                                                                    2000 (1)          1999
                                                                  -----------      -----------
Basic (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                               $  (596,435)     $   402,886

Denominator:
  Weighted average number of common shares outstanding              2,215,035        1,926,991

Basic (loss) earnings per share                                   $     (0.27)     $      0.21

Diluted (Loss) Earnings Per Share
Numerator:
  Net (loss) income                                               $  (596,435)     $   402,886

Denominator:
  Weighted average number of common shares outstanding              2,215,035        1,926,991

  Weighted average number of net common shares that would
  be issued upon exercise of dilutive options assuming
  proceeds used to repurchase shares pursuant to the treasury
  stock method (2)                                                         --          373,025

  Weighted average number of common shares and dilutive
  potential common shares outstanding                               2,215,035        2,300,016

Diluted (loss) earnings per share                                 $     (0.27)     $      0.18

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
(1) Diluted loss per share is the same as basic loss per share for 2000 because of the anti-dilutive impact of the dilutive potential common shares due to the net loss for 2000.

(2) The treasury stock method recognizes the use of proceeds that could be obtained upon exercise of options in computing diluted earnings per share. It assumes exercise of options as of the beginning of the period or when issued, if later, and that any proceeds would be used to purchase common stock at the average market price during the period.